Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.’s 33-80435, 333-38883, 333-56493 and 333-84871) of ITT Educational Services, Inc. of our report dated March 14, 2005, except for the restatement discussed in Note 11 to the consolidated financial statements and the matter discussed in the penultimate paragraph of Management’s Report On Internal Control Over Financial Reporting, as to which the date is February 9, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Indianapolis, Indiana
February 9, 2006